EXHIBIT 99
ANNUAL CEO CERTIFICATION
(Section 303A.12(a))
     As the Chief Executive Officer Rowan Companies, Inc. and as required by Section 303A.12(a) of the New York Stock Exchange Listed Company Manual, I hereby certify that as of the date hereof I am not aware of any violation by the Company of NYSE’s Corporate Governance listing standards, other than has been notified to the Exchange pursuant to Section 303A.12(b) and disclosed as Exhibit H to the Company’s Domestic Company Section 303A Annual Written Affirmation.

Signed By:	/s/ D. F. McNease

Title:	Chairman, President and CEO

Certification Is:	Without Qualification

Certification Date:	July 9, 2008